Exhibit 5.2

[Letterhead of SandRidge Energy, Inc.]

September 17, 2010

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Corporate Secretary to SandRidge Energy, Inc., a Delaware corporation (the “Company”). I am furnishing this opinion in connection with the registration by the Company under the Securities Act of 1933 of (i) $450,000,000 in aggregate principal amount of 8.750% Notes due 2020 of the Company (the “Exchange Notes”) and (ii) Guarantees of the Exchange Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Part I of Appendix A hereto (collectively, the “Guarantors”), pursuant to the registration statement on Form S-4, filed with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Company will issue the Exchange Notes and the Guarantors will provide the Guarantees, in each case, pursuant to an Indenture, dated as of December 16, 2009 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee.

I, or members of my staff, have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to me conform to the originals.

I have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by me to be responsible.

Based upon the foregoing, I am of the opinion that: (i) each Guarantor listed on Part II of Appendix A hereto (the “Texas Guarantors”) is duly organized, validly existing and in good standing under the laws of Texas and has all requisite power, authority and legal right to execute, deliver and perform its obligations under the Exchange Notes and the Guarantees, as applicable, (ii) each Texas Guarantor has duly authorized, executed and delivered the Indenture and has all requisite power, authority and legal right to perform its obligations thereunder, and (iii) the Texas Guarantors have duly authorized the Guarantees.

I am a member of the bar of the State of Texas. I do not express any opinion herein on any laws other than the law of the State of Texas.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. I also hereby consent to the reference to my name under the heading “Legal Matters”

in the prospectus constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Philip T. Warman, Esq.
Philip T. Warman
Senior Vice President, General Counsel and Corporate Secretary

Appendix A

Part I

Guarantors

Integra Energy, L.L.C.

Lariat Services, Inc.

SandRidge Operating Company

SandRidge Midstream, Inc.

SandRidge Tertiary, LLC

SandRidge Exploration and Production, LLC

SandRidge Holdings, Inc.

SandRidge Offshore, LLC

SandRidge Onshore, LLC

Part II

Texas Guarantors

Integra Energy, L.L.C.

Lariat Services, Inc.

SandRidge Operating Company

SandRidge Midstream, Inc.

SandRidge Tertiary, LLC